Exhibit 23




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 1 to Form S-11 on Form S-8 Registration Statement No. 33-65934 of Taubman Centers, Inc., in Amendment No. 2 to Form S-3 Registration Statement No. 33-73038 of Taubman Centers, Inc., in Amendment No. 1 to Form S-3 Registration Statement No. 33-99636 of Taubman Centers, Inc., in Amendment No. 3 to Form S-3 Registration Statement No. 333-19503 of Taubman Centers, Inc., in Form S-3 Registration Statement No. 333-35433 to Taubman Centers, Inc. and in Form S-8 Registration Statement No. 33-80650 of The Taubman Realty Group Limited Partnership of our report dated November 3, 1997, on the historical summary of revenues and direct operating expenses of The Falls for the year ended December 31, 1996 appearing in this Current Report on Form 8-K of Taubman Centers, Inc. dated December 4, 1997.



Deloitte & Touche LLP
Detroit, Michigan
December 18, 1997